UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2103 City West Blvd., 4th Floor Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: NONE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

New Subsidiary Credit Facility

On February 1, 2017, Bristow U.S. LLC (the “Borrower”), a subsidiary of Bristow Group Inc. (the “Company”), entered into a Term Loan Credit Agreement (the “2017 Credit Agreement”) among the Borrower, as borrower, the lenders from time to time party thereto, and Macquarie Bank Limited, as administrative agent and as security agent, pursuant to which the lenders provided commitments to make a term loan in the amount of $200 million (the “2017 Term Loan”). Contemporaneously with the 2017 Credit Agreement, the Borrower, as lessee, entered into separate lease agreements (the “Lease Agreements”) with Wells Fargo Bank Northwest, N.A., as owner trustee for Macquarie Aerospace Inc., an affiliate of Macquarie Bank Limited, with respect to five helicopters. The Borrower has not taken delivery of the aircraft subject to the Lease Agreements.

The 2017 Term Loan will bear interest at an interest rate equal to the ICE Benchmark Administration Limited LIBOR (or the successor thereto) plus 5.35% per annum. The Borrower will repay an amount equal to 1.75% of the 2017 Term Loan (together with unpaid accrued interest thereon) quarterly on every March 31, June 30, September 30 and December 31, with the first payment (also including a prorated principal payment from the Funding Date (as defined below) to March 31, 2017) due on June 30, 2017. The balance of the 2017 Term Loan (together with unpaid accrued interest thereon) will be due and payable on the date that is 60 months after the Funding Date (the “Maturity Date”). The Borrower’s obligations under the 2017 Credit Agreement will be guaranteed by the Company and will be secured by 20 oil and gas configured helicopters having an aggregate value of approximately $335.6 million (the “Aircraft”) and specified in the 2017 Credit Agreement, together with the engines and other equipment and parts that may from time to time be installed on the Aircraft and certain other related assets (collectively, the “Aircraft Collateral”).

In addition, the 2017 Credit Agreement includes covenants that the Company considers customary for this type of facility, including requirements to maintain, register and insure the Aircraft Collateral and restrictions on the ability of the Borrower to incur additional liens on or sell the Aircraft Collateral (except to the Company and its subsidiaries).

The proceeds of the 2017 Term Loan are expected to be used to repay portions of the outstanding term loan indebtedness of the Company under (1) the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 22, 2010, by and among the Company, as borrower, the lenders from time to time party thereto, and SunTrust Bank, as administrative agent, and (2) the Term Loan Credit Agreement, dated as of November 5, 2015, by and among the Company, as borrower, the lenders from time to time party thereto, and SunTrust Bank, as administrative agent. The 2017 Term Loan will mature on the Maturity Date.

The lenders are not obligated to make the 2017 Term Loan to the Borrower, and no collateral or guarantees will be provided and none of the covenants will be effective, until the satisfaction of certain conditions which include closing conditions that the Company considers customary for this type of facility, as well as the Borrower’s taking delivery of four of the five aircraft subject to the Lease Agreements. The Borrower’s acceptance of the aircraft subject to a Lease Agreement, and the commencement of the Borrower’s obligation to make rent payments, is subject to the completion of a satisfactory inspection of such aircraft, the delivery of the Company’s guaranty and certain other customary closing conditions. The date on which the funding conditions for the 2017 Term Loan are satisfied (or waived) is referred to in the 2017 Credit Agreement as the “Funding Date.”

The foregoing description of the 2017 Credit Agreement is not complete and is qualified in its entirety by reference to the complete document. A copy of the 2017 Credit Agreement is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Term Loan Credit Agreement, dated as of February 1, 2017, among Bristow U.S. LLC, the several banks, other financial institutions and other lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent and as security agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOW GROUP INC.

Date: February 2, 2017	By:	/s/ E. Chipman Earle
E. Chipman Earle
Senior Vice President, Chief Legal and Support Officer and Corporate Secretary

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Term Loan Credit Agreement, dated as of February 1, 2017, among Bristow U.S. LLC, the several banks, other financial institutions and other lenders from time to time party thereto and Macquarie Bank Limited, as administrative agent and as security agent